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                                                                  Exhibit (j)(2)


                        Consent of Independent Auditors





The Board of Trustees and Shareholders
Pilgrim Variable Insurance Trust:


We consent to the use of our report dated February 8, 2002 on the statement of assets and liabilities, including the portfolio of investments, of Pilgrim VIT Worldwide Growth Fund as of December 31, 2001, and the related statement of operations, statements of changes in net assets, and financial highlights for the year ended December 31, 2001, incorporated by reference in Post-Effective Amendment No. 4, to Registration Statement (No. 333-83071) on Form N-1A under the Securities Act of 1933.

We also consent to the reference to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                                       /s/  KPMG LLP


Los Angeles, California
April 17, 2002